Exhibit 99(a)(1)(D)

CAREDX, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

WITHDRAWAL FORM

Before deciding whether to submit this withdrawal form, please make sure you have read and understand the documents that make up this offer to exchange certain outstanding underwater options for a lesser number of new options with a new exercise price, subject to a new vesting schedule (the “Offer”), including: (1) the Offer to Exchange Certain Outstanding Options for New Options dated October 12, 2017, as amended October 24, 2017 (the “Offer to Exchange”); (2) the election form, together with its associated instructions; and (3) this withdrawal form, together with its associated instructions, all of which were emailed to you (the foregoing are collectively referred to as the “Offer documents”).

YOU DO NOT NEED TO COMPLETE THIS WITHDRAWAL FORM UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS FOR EXCHANGE.

If you previously completed and submitted an election form, in which you elected to tender certain of your eligible option grants, and you would like to change your election and withdraw the tender of any of your eligible option grants for exchange, you must properly complete, sign and date this withdrawal form and deliver it to CareDx before 9:00 p.m., Pacific Time, on November 8, 2017, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you want to withdraw a prior election, please check the appropriate box (and provide the requested information):

☐	I wish to withdraw my election to tender for exchange and instead REJECT the Offer to exchange all of my eligible option grants. I do not wish to exchange any eligible option grants.

-OR-

☐	I wish to withdraw my election to tender for exchange my eligible option grants listed below (please list). Any eligible option grants that I validly tendered for exchange in my most recently submitted election form but are not withdrawn below will remain validly tendered for exchange in the Offer. I do not wish to exchange these listed eligible option grants:

Eligible Option Grant Number	Grant Date	Exercise Price Per Share	Number of Shares Subject to Eligible Option Grant

You should note that if you withdraw your election to tender for exchange some or all of your eligible option grants, you will not receive any new options pursuant to the Offer in exchange for the withdrawn eligible option grants and you will keep all of the eligible option grants that you validly withdraw. These eligible option grants will continue to be governed by the CareDx Inc. 2008 Equity Incentive Plan and the option agreements under which they were granted to you.

Although it is CareDx’s intent to send me an e-mail confirmation of receipt of this withdrawal form, I hereby waive any right to receive any notice of the receipt of this election form.

Please note that you may change your election by submitting a new, properly completed, signed and dated election form prior to the expiration of the Offer, which is scheduled to be 9:00 p.m., Pacific Time, on November 8, 2017, unless the Offer is extended. You will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive prior to the expiration of the Offer.

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time

RETURN TO THERESA YU, FINANCE DIRECTOR, VIA E-MAIL, U.S. MAIL OR FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE) BEFORE 9:00 P.M., PACIFIC TIME, ON NOVEMBER 8, 2017.

CAREDX, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

Instructions to Withdrawal Form

1. Defined Terms.

All terms used in this withdrawal form but not defined have the meanings given them in the Offer to Exchange Eligible Options for New Options, dated October 12, 2017, as amended October 24, 2017, filed with the U.S. Securities and Exchange Commission and separately delivered to you by e-mail (the “Offer to Exchange”). References in this withdrawal form to “CareDx,” “we,” “us” and “our” refer to CareDx Inc. and any successor entity or its subsidiaries, as applicable.

2. Expiration Date.

The offer and any rights to tender or to withdraw a tender of eligible options expire at 9:00 p.m., Pacific Time, on November 8, 2017, unless the offer is extended. Unless we have accepted the tendered eligible options, you may also withdraw any eligible options that you previously tendered at any time after 9:00 p.m., Pacific Time, on December 8, 2017.

3. Delivery of the Withdrawal.

If you want to withdraw eligible options that were previously tendered for exchange, a properly completed, signed and dated withdrawal form must be received by CareDx before 9:00 p.m., Pacific Time, on November 8, 2017 (or such later date as may apply if the offer is extended) in one of the following two ways:

By U.S. Mail or Federal Express (or similar delivery service)

To: Theresa Yu, Finance Director

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 90045

(415) 287-2392

By E-mail (by PDF or similar imaged document file)

To: tyu@caredx.com

The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by CareDx pursuant to one of the delivery methods identified above. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within two (2) business days. Please note that if you submit a withdrawal form that is received by us within the last two (2) business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the Offer. If you have not received such a confirmation from us, it is your responsibility to ensure that your withdrawal form is received by CareDx before expiration of the Offer. Only withdrawal forms that are properly completed, signed and dated and actually received by CareDx at the address or e-mail above before the expiration date will be accepted. Elections and withdrawals submitted by any other means, including hand delivery, interoffice mail, text message or facsimile, are not permitted.

After you have submitted a withdrawal form, you may change your mind and re-elect to tender for exchange some or all of your withdrawn eligible option grants until the expiration of the Offer. Any withdrawn eligible option grants will not be deemed validly tendered for exchange for purposes of the Offer unless such withdrawn eligible option grants are validly tendered for exchange before the expiration date by delivery of a new, properly completed, signed and dated election form following the procedures described in the instructions to the election form. This new election form must be received by CareDx after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election forms and/or withdrawal forms will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly completed, signed, dated and submitted election form and/or withdrawal form we receive prior to the expiration date.

4. Signatures on this Withdrawal Form.

The withdrawal form must be signed by the eligible option holder who is tendering the eligible option grants and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible option grants are subject without any alteration or any change whatsoever. If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the signatory’s full title must be identified on the withdrawal form, and proper evidence satisfactory to CareDx of the authority of that person to act in that capacity must be submitted with this withdrawal form.

5. Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, this withdrawal form or other documents related to the Offer may be directed to Theresa Yu, Finance Director, by e-mail at tyu@caredx.com or by telephone at (415) 287-2392. Copies will be furnished promptly at CareDx’s expense. You may also access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov and on the “Investors” page of our website at www.caredx.com.

6. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and tendered eligible options. No withdrawal of tendered eligible option grants will be deemed to have been validly made until all defects or irregularities have been cured by the applicable eligible option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawal forms, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer expiration date, subject only to any extension that we may implement in our discretion.

7. Additional Documents to Read.

Please read the Offer to Exchange, including all documents referenced therein, and the other Offer documents before deciding whether to participate in the Offer or to withdraw from participating in this Offer.

8. Important Tax Information.

You should refer to “The Offer—Section 14” of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your financial, tax and/or legal advisors before deciding whether to participate in this Offer or to withdraw from participating in this Offer.